FOR IMMEDIATE RELEASE

CONTACT:	Investors: Antonella Franzen (609) 720-4665 Ryan Edelman (609) 720-4545 Media: Fraser Engerman (414) 524-2733	Exhibit 99.2

JOHNSON CONTROLS ANNOUNCES CASH TENDER OFFERS FOR UP TO $1.5 BILLION IN AGGREGATE PRINCIPAL AMOUNT OF SENIOR NOTES

CORK, Ireland, May 1, 2019 – Johnson Controls International plc (NYSE: JCI) today announced the commencement of tender offers (each, an “Offer,” and collectively, the “Offers”) to purchase for cash up to $1.5 billion in aggregate principal amount (as such amount may be increased by JCI pursuant to the terms of the Offers, the “Aggregate Maximum Purchase Amount”) of its 4.250% notes due 2021, 3.750% notes due 2021, 1.000% notes due 2023, 3.900% notes due 2026, 4.625% notes due 2023, 3.625% notes due 2024, 1.375% notes due 2025, 5.125% notes due 2045, 6.950% notes due 2045, 6.000% notes due 2036, 5.700% notes due 2041, 5.250% notes due 2041, 4.950% notes due 2064, 4.625% notes due 2044 and 4.500% notes due 2047. The terms and conditions of the Offers are set forth in JCI’s Offer to Purchase, dated May 1, 2019 (the “Offer to Purchase”). The Offer to Purchase relates to fifteen separate Offers, one for each series of notes and in the separate pools indicated in the tables below (each series, a “Series of Notes,” and such notes, collectively, the “Notes”). JCI’s obligation to accept for purchase, and to pay for, Notes that are validly tendered and not validly withdrawn pursuant to each Offer is conditioned on the satisfaction or waiver by JCI of a number of conditions. No Offer is conditioned on any minimum amount of Notes being tendered or the consummation of any other Offer, or on the receipt of financing.

Offers to purchase for cash up to $850,000,000 aggregate principal amount of the securities listed below in the priority listed below.
(subject to adjustment as a result of Pool Cap Reallocation (as described herein))

Notes	CUSIP / ISIN	Principal Amount Outstanding	Series Maximum(1)	Acceptance Priority Level(2)	Early Tender Premium(3)	Reference Security / Interpolated Mid-Swap Rate	Bloomberg Reference Page	Fixed Spread (bps)
4.250% notes due 2021	478375 AE8 / US478375AE82	$446,908,000	$500,000,000(4)	1	$30	T 2.250% due April 30, 2021	FIT1	40
3.750% notes due 2021	478375 AF5 / US478375AF57	$428,017,000		2	$30	T 2.250% due April 30, 2021	FIT1	40
1.000% notes due 2023	XS1580476759 (ISIN)	€1,000,000,000	$125,000,000	3	€30	1.000% 2023 Notes Interpolated Mid-Swap Rate	ICAE1	45
3.900% notes due 2026	478375 AR9 / US478375AR95	$686,518,000	$200,000,000	4	$30	T 2.625% due February 15, 2029	FIT1	80
4.625% notes due 2023	478375 AQ1 / US478375AQ13	$34,967,000	N/A	5	$30	T 2.250% due April 30, 2024	FIT1	65
3.625% notes due 2024	478375 AG3 / US478375AG31	$467,887,000	N/A	6	$30	T 2.250% due April 30, 2024	FIT1	75
1.375% notes due 2025	XS1539114287 (ISIN)	€422,576,000	N/A	7	€30	2025 Notes Interpolated Mid-Swap Rate	ICAE1	65

Offers to purchase for cash up to $650,000,000 aggregate principal amount of the securities listed below in the priority listed below.
(subject to adjustment as a result of Pool Cap Reallocation (as described herein))

Notes	CUSIP / ISIN	Principal Amount Outstanding	Series Maximum(1)	Acceptance Priority Level(2)	Early Tender Premium(3)	Reference Security	Bloomberg Reference Page	Fixed Spread (bps)
5.125% notes due 2045	478375 AS7 / US478375AS78	$727,005,000	$250,000,000	1	$30	T 3.375% due November 15, 2048	FIT1	165
6.950% notes due 2045	478375 AM0 / US478375AM09	$120,642,000	N/A	2	$30	T 3.375% due November 15, 2048	FIT1	185
6.000% notes due 2036	478375 AH1 / US478375AH14	$391,964,000	N/A	3	$30	T 3.375% due November 15, 2048	FIT1	155
5.700% notes due 2041	478375 AJ7 / US478375AJ79	$269,949,000	N/A	4	$30	T 3.375% due November 15, 2048	FIT1	185
5.250% notes due 2041	478375 AK4 / US478375AK43	$241,955,000	N/A	5	$30	T 3.375% due November 15, 2048	FIT1	185
4.950% notes due 2064	478375 AN8 / US478375AN81	$434,845,000	N/A	6	$30	T 3.375% due November 15, 2048	FIT1	220
4.625% notes due 2044	478375 AL2 / US478375AL26	$443,659,000	N/A	7	$30	T 3.375% due November 15, 2048	FIT1	185
4.500% notes due 2047	478375 AU2 / US478375AU25	$500,000,000	N/A	8	$30	T 3.375% due November 15, 2048	FIT1	180

(1)	The Series Maximum for each Series of Notes represents the maximum aggregate principal amount of Notes of such Series that will be purchased in the applicable Offer.

(2)
Subject to satisfaction or waiver of the conditions of the Offers and any Pool Cap Reallocation (as defined below), the Acceptance Priority Level procedures will operate concurrently but separately for the Pool 1 Notes and the Pool 2 Notes.

(3)
Per $1,000 principal amount of USD Notes (as defined herein) and €1,000 principal amount of Euro Notes (as defined herein), as applicable, validly tendered and not validly withdrawn and accepted for purchase in the applicable Offer at or prior to the Early Tender Deadline. The Early Tender Premium is included in the applicable Total Consideration for such Series of Notes.

(4)	Up to $500,000,000 aggregate principal amount of the 4.250% notes due 2021 and 3.750% notes due 2021, collectively, will be purchased in the Offers.

Each Offer will expire at 11:59 P.M., New York City time, on May 29, 2019, unless extended or earlier terminated (such time and date, as the same may be extended with respect to one or more Offers, the “Expiration Date”). Holders (as defined in the Offer to Purchase) of Notes must validly tender and not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on May 14, 2019 (such time and date, as the same may be extended with respect to one or more Offers, the “Early Tender Deadline”) in order to be eligible to receive the applicable Total Consideration (as defined below). Holders who validly tender their Notes after the Early Tender Deadline and at or prior to the Expiration Date will be eligible to receive only the applicable Tender Consideration (as defined below). Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on May 14, 2019 (such date and time, as the same may be extended with respect to one or more Offers, the “Withdrawal Deadline”), by following the procedures described in the Offer to Purchase, but may not thereafter be validly withdrawn, except as required by applicable law. The Lead Dealer Managers will determine the applicable Total Consideration and the applicable Tender Consideration for each Series of Notes at 10:00 A.M., New York City time on May 15, 2019, in a manner further described in the Offer to Purchase.
The maximum aggregate principal amount of the Notes accepted for purchase in each Offer will be limited to the aggregate principal amount of each Series (or combined amount in the case of the 4.250% notes due 2021 and 3.750% notes due 2021) and indicated in the tables above (with respect to each Offer, and subject to increase or elimination by JCI, the “Series Maximum” and collectively, the “Series Maximums”). No more than $850,000,000 aggregate principal amount of JCI’s 4.250% notes due 2021 (the “4.250% 2021 Notes”), 3.750% notes due 2021 (the “3.750% 2021 Notes”), 1.000% notes due 2023 (the “1.000% 2023 Notes”), 3.900% notes due 2026 (the “3.900% 2026 Notes”), 4.625% notes due 2023 (the “4.625% 2023 Notes”), 3.625% notes due 2024 (the “3.625% 2024 Notes”) and 1.375% notes due 2025 (the “1.375% 2025 Notes”) (collectively, the “Pool 1 Notes”) will be purchased in the Offers (such aggregate principal amount, subject to increase, elimination or Pool Cap Reallocation by JCI, the “Pool 1 Maximum”). No more than $650,000,000 aggregate principal amount of JCI’s 5.125% notes due 2045 (the “5.125% 2045 Notes”), 6.950% notes due 2045 (the “6.950% 2045 Notes”), 6.000% notes due 2036 (the “6.000% 2036 Notes”), 5.700% notes due 2041 (the “5.700% 2041 Notes”), 5.250% notes due 2041 (the “5.250% 2041 Notes”), 4.950% notes due 2064 (the “4.950% 2064 Notes”), 4.625% notes due 2044 (the “4.625% 2044 Notes”) and 4.500% notes due 2047 (the “4.500% 2047 Notes”) (collectively, the “Pool 2 Notes”) will be purchased in the Offers (such aggregate principal amount, subject to increase, elimination or Pool Cap Reallocation by JCI, the “Pool 2 Maximum”). We refer to the Series Maximums, the Pool 1 Maximum and the Pool 2 Maximum as the “Tender Maximums.” The 4.250% 2021 Notes, the 3.750% 2021 Notes, the 3.900% 2026 Notes, the 4.625% 2023 Notes, the 3.625% 2024 Notes, the 5.125% 2045 Notes, the 6.950% 2045 Notes, the 6.000% 2036 Notes, the 5.700% 2041 Notes, the 5.250% 2041 Notes, the 4.950% 2064 Notes, the 4.625% 2044 Notes and the 4.500% 2047 Notes are collectively referred to herein as the “USD Notes”. The 1.000% 2023 Notes and the 1.375% 2025 Notes are collectively referred to herein as the “Euro Notes”.
If, at the Early Tender Deadline, either of the Pool 1 Notes or Pool 2 Notes (each, a “Pool,” and together, the “Pools”) is in the aggregate undersubscribed (such undersubscribed Pool, an “Undersubscribed Pool”) and such other Pool is in the aggregate oversubscribed (such oversubscribed Pool, an “Oversubscribed Pool”), then the Tender Maximums with respect to each Pool may be adjusted in accordance with the Pool Cap Reallocation (as defined herein) mechanism described herein. If, at the Early Tender Deadline, neither Pool is oversubscribed and Pool Cap Reallocation does not occur, then Pool Cap Reallocation may occur instead at the Expiration Date if, at such time, there is an Undersubscribed Pool and an Oversubscribed Pool. The purpose of the Pool Cap Reallocation process is to allow JCI to reduce or eliminate the proration necessary on the purchase of Notes in an Oversubscribed Pool while still purchasing all of the Notes tendered as of the Early Tender Deadline or the Expiration Date, as applicable, in any Undersubscribed Pool. If, following Pool Cap Reallocation at the Early Tender Deadline, there remains an Oversubscribed Pool, then JCI will not accept any Notes validly tendered by Holders of the Notes in such Oversubscribed Pool after the Early Tender Deadline unless JCI increases the Aggregate Maximum Purchase Amount and the applicable Tender Maximum. If, following Pool Cap Reallocation at the Early Tender Deadline, the Aggregate Maximum Purchase Amount is achieved, JCI will not accept any Notes validly tendered by Holders of the Notes in the Undersubscribed Pool after the Early Tender Deadline, unless JCI increases the Aggregate Maximum Purchase Amount and the applicable Tender

Maximum. Acceptance of Notes tendered pursuant to the Offers may be subject to proration, as described below.
The Acceptance Priority Level procedures described below are subject to Pool Cap Reallocation (if any), and will operate concurrently, but separately, for the Pool 1 Notes and the Pool 2 Notes. Subject to the Aggregate Maximum Purchase Amount, the Tender Maximums and proration, all Pool 1 Notes and Pool 2 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline having a higher Acceptance Priority Level will be accepted before any Pool 1 Notes or Pool 2 Notes, as applicable, validly tendered and not validly withdrawn at or prior to the Early Tender Deadline having a lower Acceptance Priority Level are accepted pursuant to the Offers. All Pool 1 Notes and Pool 2 Notes validly tendered after the Early Tender Deadline and at or prior to the Expiration Date having a higher Acceptance Priority Level will, subject to the Aggregate Maximum Purchase Amount, the Tender Maximums and proration, be accepted before any Pool 1 Notes or Pool 2 Notes, as applicable, validly tendered after the Early Tender Deadline and at or prior to the Expiration Date having a lower Acceptance Priority Level are accepted pursuant to the Offers. However, Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will, subject to the Aggregate Maximum Purchase Amount, the Tender Maximums and proration, be accepted for purchase in priority to other Notes validly tendered after the Early Tender Deadline and at or prior to the Expiration Date, even if such Notes validly tendered after the Early Tender Deadline and at or prior to the Expiration Date have a higher Acceptance Priority Level than the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline. If the aggregate amount of Pool 1 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline equals or exceeds the Pool 1 Maximum, subject to Pool Cap Reallocation (if any), Holders who validly tender Pool 1 Notes after the Early Tender Deadline and at or prior to the Expiration Date will not have any such Pool 1 Notes accepted for purchase regardless of the Acceptance Priority Level of such Pool 1 Notes. If the aggregate amount of Pool 2 Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline equals or exceeds the Pool 2 Maximum, subject to Pool Cap Reallocation (if any), Holders who validly tender Pool 2 Notes after the Early Tender Deadline and at or prior to the Expiration Date will not have any such Pool 2 Notes accepted for purchase regardless of the Acceptance Priority Level of such Pool 2 Notes. As such, there can be no assurance that any or all tendered Notes of a given Acceptance Priority level will be accepted for purchase. The Offers are open to all Holders of the Notes.
If, following Pool Cap Reallocation (if any), purchasing all the validly tendered and not validly withdrawn Notes of a given Acceptance Priority Level on the applicable Settlement Date would cause the Aggregate Maximum Purchase Amount or the Tender Maximums to be exceeded on such Settlement Date, JCI will accept such Notes on a pro rata basis, to the extent any Notes of such Acceptance Priority Level are accepted for purchase, so as to not exceed the Aggregate Maximum Purchase Amount or the Tender Maximums (with adjustments to avoid the purchase of Notes in a principal amount other than in the applicable minimum denomination requirements contained in the indenture governing the Notes and in integral multiples of $1,000 in excess thereof in the case of the USD Notes and €1,000 in excess thereof in the case of the Euro Notes). As such, there can be no assurance that any or all tendered Notes of a given Acceptance Priority Level will be accepted for purchase, even if validly tendered and not validly withdrawn prior to the Early Tender Deadline.
JCI reserves the right, but is under no obligation, to increase or eliminate the Aggregate Maximum Purchase Amount, the Pool 1 Maximum, the Pool 2 Maximum, and/or the Series Maximums or to otherwise alter the terms of the Offers or any Offer, at any time without extending the Withdrawal Deadline, subject to applicable law, which could result in JCI purchasing a greater aggregate principal amount of one or more Series of Notes in the Offers. If a Holder tenders more Notes in the Offers than it expects to be accepted for purchase by JCI based on the Aggregate Maximum Purchase Amount, the Pool 1 Maximum, the Pool 2 Maximum or the Series Maximum, if any, or the Acceptance Priority Level for the Notes being tendered, and JCI subsequently accepts more Notes than such Holder expected of such Notes tendered and not validly withdrawn on or before the Withdrawal Deadline, such Holder will not be able to withdraw any of its previously tendered Notes. Accordingly, a Holder should not tender any Notes that it does not wish to be accepted for purchase.
Subject to the Aggregate Maximum Purchase Amount, the Tender Maximums, Pool Cap Reallocation (if any), proration, and the terms and conditions of the Offers, Holders who validly tender and do not validly withdraw their Notes at or prior to the Early Tender Deadline will be eligible to receive consideration, per $1,000 principal amount, in the case of the USD Notes, and €1,000 principal amount, in the case of the Euro Notes, equal to the applicable Total Consideration for such Series of Notes. The total consideration (the “Total Consideration”) includes the applicable early tender premium for such Series of Notes set forth in the tables above (the “Early Tender Premium”). Holders must validly tender and not validly withdraw their Notes at or prior to the Early Tender Deadline in order to be eligible to receive the applicable Total Consideration for such Notes purchased pursuant to the Offers. Subject to the Aggregate Maximum Purchase Amount, the Tender Maximums, Pool Cap Reallocation (if any), proration and the terms and conditions of the Offers, Holders who validly tender their Notes after the Early Tender Deadline and at or prior to the Expiration Date will only be eligible to receive consideration, per $1,000 principal amount, in the case of the USD Notes, and €1,000 principal amount, in the case of the Euro Notes, equal to the applicable Total Consideration less the applicable Early Tender Premium (the “Tender Consideration”) for such Series of Notes. In each case, such Holders will also be entitled to receive accrued and unpaid interest, if any, from the last interest payment date for the applicable Series of Notes up to, but not including, the applicable Settlement Date, if and when the applicable Notes are accepted for purchase (such interest with respect to such Series of Notes, the “Accrued Interest”).
JCI reserves the right, but is under no obligation, at any time after the Early Tender Deadline and before the Expiration Date, to accept Notes that have been validly tendered and not validly withdrawn for purchase on a date determined at JCI’s option (such date, if any, the “Early Settlement Date”). JCI currently expects the Early Settlement Date, if any, to occur promptly after the Early Tender Deadline. JCI currently expects the Early Settlement Date to occur on May 17, 2019. If JCI chooses to exercise its option to have an Early Settlement Date, JCI will purchase any remaining Notes that have been validly tendered, after the Early Tender Deadline and at or prior to the Expiration Date, subject to the Aggregate Maximum Purchase Amount, the Tender Maximums, the application of the Acceptance Priority Levels, Pool Cap Reallocation (if any), proration and all conditions to the Offers having been satisfied or waived by JCI, on the final settlement date (the “Final Settlement Date,” and each of the Early Settlement Date and the Final Settlement Date, a “Settlement Date”), if any, which is expected to be promptly after the Expiration Date. JCI currently expects the Final Settlement Date to occur on May 31, 2019. If JCI chooses not to exercise JCI’s option to have an Early Settlement Date, it will purchase all Notes that have been validly tendered at or prior to the Expiration Date, and not validly withdrawn at or prior to the Early Tender Deadline, subject to the Aggregate Maximum Purchase Amount, the Tender Maximums, the application of the Acceptance Priority Levels, Pool Cap Reallocation (if any), proration and all conditions to the Offers having been satisfied or waived by JCI, on the Final Settlement Date. No tenders of Notes submitted after the Expiration Date will be valid.
BofA Merrill Lynch and Citigroup will act as Lead Dealer Managers (the “Lead Dealer Managers”) and D. F. King & Co., Inc. will act as the Tender Agent and Information Agent for the Offers. Requests for documents may be directed to D.F. King & Co., Inc. in New York at (866) 342-4884 (toll free) or in London at +44 20 7920-9700 (collect) or via email at jci@dfking.com. Questions regarding the Offers may be directed to BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect) and Citigroup at (800) 558-3745 (toll free) or (212) 723-6106 (collect). COMMERZBANK, Credit Agricole CIB, Danske Markets, Deutsche Bank Securities, ICBC Standard Bank, ING, J.P. Morgan, MUFG, Standard Chartered, TD Securities and UniCredit Capital Markets will act as Co-Dealer Managers for the Offers (the “Co-Dealer Managers”).
This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The Offers to purchase the Notes are only being made pursuant to the terms of the Offer to Purchase. The Offers are not being made in any state or jurisdiction in which such Offers would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of JCI, the Lead Dealer Managers, the Co-Dealer Managers or the Tender Agent and Information Agent is making any recommendation as to whether or not Holders should tender their Notes in connection with the Offers.
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About Johnson Controls:

Johnson Controls is a global leader creating a safe, comfortable and sustainable world. Our 105,000 employees create intelligent buildings, efficient energy solutions and integrated infrastructure that work seamlessly together to deliver on the promise of smart cities and communities in 150 countries. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win everywhere, every day and creating greater value for all of our stakeholders through our strategic focus on buildings. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter

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Johnson Controls International plc Cautionary Statement Regarding Forward-Looking Statements

Johnson Controls International plc has made statements in this communication that are forward-looking and therefore are subject to risks and uncertainties. All statements in this document other than statements of historical fact are, or could be, “forward-looking statements.” In this communication, statements regarding Johnson Controls’ future financial position, sales, costs, earnings, cash flows, other measures of results of operations, synergies and integration opportunities, capital expenditures and debt levels are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” and terms of similar meaning are also generally intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: any delay or inability of Johnson Controls to realize the expected benefits and synergies of recent portfolio transactions such as the merger with Tyco and the spin-off of Adient, changes in tax laws (including but not limited to the recently enacted Tax Cuts and Jobs Act), regulations, rates, policies or interpretations, the loss of key senior management, the tax treatment of recent portfolio transactions, significant transaction costs and/or unknown liabilities associated with such transactions, the outcome of actual or potential litigation relating to such transactions, the risk that disruptions from recent transactions will harm Johnson Controls’ business, the strength of the U.S. or other economies, changes to laws or policies governing foreign trade, including increased tariffs or trade restrictions, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency rates and cancellation of or changes to commercial arrangements, and with respect to the disposition of the Power Solutions business, whether the strategic benefit of the Power Solutions transaction can be achieved. A detailed discussion of risks related to Johnson Controls’ business is included in the section entitled “Risk Factors” in Johnson Controls’ Annual Report on Form 10-K for the 2018 fiscal year filed with the SEC on November 20, 2018, which is available at www.sec.gov and www.johnsoncontrols.com under the “Investors” tab. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this communication are made only as of the date of this document, unless otherwise specified, and, except as required by law, Johnson Controls assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this communication.
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